EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                  GENRAD, INC.,
                        INDUSTRIAL COMPUTER CORPORATION,
                     FRANK B. WINGATE, WILLIAM E. MASSAKER,
                              WILLIAM E. GAINES AND
                     HERITAGE INVESTMENT LIMITED PARTNERSHIP
                                      DATED
                                  APRIL 7, 1998

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                                Table of Contents
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                                                                                      Page
ARTICLE I -    THE MERGER; CLOSING; EFFECTIVE TIME...................................  1
         1.1.  The Merger............................................................  1
         1.2.  The Closing...........................................................  1
         1.3.  Articles of Merger....................................................  1
         1.4.  Further Assurances....................................................  2

ARTICLE II -   PURPOSES, CAPITALIZATION, CERTIFICATE OF INCORPORATION
               AND BUSINESS OF THE SURVIVING CORPORATION.............................  2
         2.1.  Purposes of the Surviving Corporation.................................  2
         2.2.  Capitalization of the Surviving Corporation...........................  2
         2.3.  Articles of Organization..............................................  2
         2.4.  By-Laws...............................................................  2
         2.5.  Tax Consequences......................................................  2
         2.6.  Officers and Directors................................................  3

ARTICLE III -  CONSIDERATION FOR THE MERGER..........................................  3
         3.1.  Conversion............................................................  3
         3.2.  Stockholder Rights....................................................  3
         3.3.  Dissenters' Rights....................................................  4
         3.4.  Fractional Shares.....................................................  4
         3.5.  Lost Certificates.....................................................  5
         3.6.  Escrow Deposit........................................................  5

ARTICLE IV -   REPRESENTATIONS AND WARRANTIES........................................  5
         4.1.  Representations and Warranties of the Company and the Stockholders....  5
               (a)        Capitalization; Title to Shares............................  5
               (b)        Options, Warrants, Rights, Etc.............................  5
               (c)        Organization, Good Standing and Power......................  6
               (d)        Subsidiaries...............................................  6
               (e)        Effect of Agreement........................................  6
               (f)        Power; Due Authorization...................................  7
               (g)        Financial Statements.......................................  7
               (h)        Loans, Notes, Accounts Receivable and Accounts Payable.....  7
               (i)        Customers..................................................  8
               (j)        Absence of Certain Changes or Events.......................  8
               (k)        Taxes......................................................  9
               (l)        Litigation................................................. 10
               (m)        Labor Matters.............................................. 10
               (n)        Intangible Property........................................ 11
               (o)        Books and Records.......................................... 12
               (p)        Licenses, Permits, Authorizations, Etc..................... 13

                                       (i)

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               (q)        Applicable Laws...........................................  13
               (r)        Employee Benefit Plans....................................  13
               (s)        Environmental Laws and Regulations........................  16
               (t)        Insurance.................................................  18
               (u)        Title to Properties, Absence of Liens and Encumbrances....  18
               (v)        Material Contracts........................................  18
               (w)        Marketing Restrictions....................................  20
               (x)        Product or Service Warranties.............................  20
               (y)        Rebates and Prepayments...................................  20
               (z)        Banks and Indebtedness....................................  20
               (aa)       Minute Books..............................................  21
               (bb)       Powers of Attorney and Suretyships........................  21
               (cc)       Transactions with Related Parties.........................  21
               (dd)       Full Disclosure...........................................  21
               (ee)       Brokers...................................................  21
               (ff)       Pooling Interests; Tax-Free Reorganization................  22
         4.2.  Representations and Warranties of GenRad.............................  22
               (a)        Organization, Good Standing and Power.....................  22
               (b)        Merger Stock..............................................  22
               (c)        Power; Due Authorization..................................  22
               (d)        SEC Filings...............................................  22
               (e)        Litigation................................................  22
               (f)        Applicable Laws...........................................  22
               (g)        Brokers...................................................  23
               (h)        Effect of Agreement.......................................  23
               (i)        Full Disclosure...........................................  23
               (j)        Pooling Interests; Tax-Free Reorganization................  23
               (k)        Absence of Certain Changes................................  23

ARTICLE V - COVENANTS...............................................................  23
         5.1.       Stockholders' Approval..........................................  23
         5.2.       Operation of Business...........................................  24
         5.3.       Maintain Properties.............................................  24
         5.4.       Books and Records...............................................  24
         5.5.       Encumbrances....................................................  24
         5.6.       Compliance......................................................  24
         5.7.       Filings; Other Action...........................................  24
         5.8.       Best Efforts....................................................  25
         5.9.       Publicity.......................................................  25
         5.10.      Tax Free Reorganization.........................................  25
         5.11.      Accounting Basis................................................  25
         5.12.      Employee Benefits and Contracts.................................  25
         5.16.      Further Action..................................................  25
         5.17       Additional Covenants of Frank B. Wingate and William E. Massaker  25


                                      (ii)

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ARTICLE VI - CONDITIONS...............................................................  26
         6.1.  Conditions to Each Party's Obligation to Effect the Merger.............  26
               (a)        No Injunctions or Restraints; Illegality....................  26
               (b)        Tax Opinion of Counsel for GenRad...........................  26
               (c)        Escrow Agreement............................................  26
         6.2.  Conditions to Obligations of GenRad....................................  26
               (a)        Representations and Warranties..............................  26
               (b)        Performance of Obligations of the Company...................  27
               (c)        Employment Agreement........................................  27
               (d)        Employee Resignation; Release Agreement.....................  27
               (e)        Opinion Letter of Counsel for the Company...................  27
               (f)        Dissenters; Stockholder Approval............................  27
               (g)        Investment Representations..................................  27
               (h)        No Material Adverse Change..................................  27
               (i)        Filings and Consents........................................  27
               (j)        Proceedings and Litigation..................................  28
               (k)        Proceedings Satisfactory to Counsel.........................  28
               (l)        Non-Competition, Assignment and Non-Disclosure Agreements...  28
               (m)        Stockholder Letters.........................................  28
               (n)        Pooling of Interests........................................  28
               (o)        Regulation D Safe Harbor....................................  28
         6.3.  Conditions to Obligations of the Company...............................  29
               (a)        Representations and Warranties..............................  29
               (b)        Performance of Obligations of GenRad........................  29
               (c)        Opinion Letter of Counsel for GenRad........................  29
               (d)        Registration Rights Agreement...............................  29
               (e)        Employment Agreement........................................  29
               (f)        Absence of Changes or Events Having a Material Adverse Effect 29
               (g)        Filings and Consents........................................  29
               (h)        Proceedings and Litigation..................................  30
               (i)        Proceedings Satisfactory to Counsel.........................  30
               (j)        Pooling of Interests........................................  30

ARTICLE VII - TERMINATION.............................................................  30
         7.1.  Termination by Mutual Consent..........................................  30
         7.2.  Termination by Either the Company or GenRad............................  30
         7.3.  Termination by GenRad..................................................  30
         7.4.  Termination by the Company.............................................  31
         7.5.  Notice of Termination..................................................  31
         7.6.  Effect of Termination and Abandonment..................................  31

ARTICLE VIII - CERTAIN RIGHTS AND LIMITATIONS REGARDING THE MERGER
                  STOCK...............................................................  31
         8.1.  Restrictions on Sale or Transfer of Shares; Legend.....................  31


                                      (iii)

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ARTICLE IX - INDEMNIFICATION; RIGHTS TO ESCROW SHARES.................................  32
         9.1.  Definitions............................................................  32
         9.2.  Agreement of the Indemnitors to Indemnify..............................  32
         9.3.  Procedures for Indemnification.........................................  34
         9.4.  Third Party Claims.....................................................  34
         9.5.  Other Rights and Remedies..............................................  36
         9.6.  Limitations on Liability...............................................  36
               (a)        Time Limitations............................................  36
               (b)        Damage Limitations and Exclusions...........................  36
         9.7.  Subrogation............................................................  37
         9.8.  Cooperation............................................................  37
         9.9.  Appointment of Indemnitor Representative; Acceptance; Effectiveness....  37
         9.10. Contribution by Indemnitors............................................  38
         9.11. Payment of Damages; Escrow Account.....................................  38
         9.12. Release of Escrow Shares...............................................  39

ARTICLE X - MISCELLANEOUS.............................................................  39
         10.1.  Cooperation...........................................................  40
         10.2.  Payment of Expenses...................................................  40
         10.3.  Survival..............................................................  40
         10.4.  Modification or Amendment.............................................  40
         10.5.  Waiver of Conditions..................................................  40
         10.6.  Certification of Stockholder Approval.................................  40
         10.7.  Counterparts..........................................................  40
         10.8.  Governing Law.........................................................  41
         10.9.  Arbitration; Judicial Proceedings.....................................  41
         10.10. Jurisdiction..........................................................  41
         10.11. Notices...............................................................  41
         10.12. Entire Agreement......................................................  43
         10.13. Captions..............................................................  43
         10.14. Severability..........................................................  43

EXHIBIT 6.1(b)     FORM OF TAX CERTIFICATES...........................................  45

EXHIBIT 6.2(c)     FORM OF EMPLOYMENT AGREEMENT.......................................  46

EXHIBIT 6.2(d)     FORM OF SEPARATION AND RELEASE AGREEMENT...........................  47

EXHIBIT 6.2(e)     OPINION LETTER OF COUNSEL FOR THE COMPANY..........................  48

EXHIBIT 6.2(g)     FORM OF INVESTMENT LETTER..........................................  50

EXHIBIT 6.2(l)(i)  FORM OF NON-COMPETITION, ASSIGNMENT AND
                      NON-DISCLOSURE AGREEMENT........................................  51


                                      (iv)

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EXHIBIT 6.2(l)(ii) FORM OF ASSIGNMENT AND NON-DISCLOSURE AGREEMENT....................  52

EXHIBIT 6.2(m)     FORM OF STOCKHOLDER LETTER.........................................  53

EXHIBIT 6.3(c)     OPINION LETTER OF COUNSEL FOR GENRAD...............................  54

EXHIBIT 6.3(d)     REGISTRATION RIGHTS AGREEMENT......................................  56
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INDUSTRIAL COMPUTER CORPORATION DISCLOSURE SCHEDULE

                                       (v)

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     THIS AGREEMENT AND PLAN OF MERGER (hereinafter, this "Agreement"), made this 7th day of April, 1998, by and among GenRad, Inc., a Massachusetts corporation ("GenRad"), Industrial Computer Corporation, a Georgia corporation (the "Company"), Frank B. Wingate, a resident of Georgia, William E. Massaker, a resident of Georgia, William E. Gaines, a resident of Georgia and Heritage Investment Limited Partnership, a North Carolina limited partnership. GenRad and the Company are sometimes hereinafter collectively referred to as the "Constituent Corporations," and Messrs. Wingate, Massaker and Gaines and Heritage Investment Limited Partnership are sometimes hereinafter each individually referred to as a "Stockholder" and collectively referred to as the "Stockholders."


                                   WITNESSETH:

     WHEREAS, GenRad and the Company desire that the Company be merged with and into GenRad, with GenRad being the surviving corporation in the Merger, all upon the terms and subject to the conditions of this Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the laws of the States of Georgia and Massachusetts, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into GenRad and the separate corporate existence of the Company shall thereupon cease (the "Merger"). GenRad shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in O.C.G.A. Section 14-2-1106 of the Georgia Business Corporation Code (the "Georgia Corporation Code") and Chapter 156B,
Section 79 of the Massachusetts Business Corporation Law (the "Massachusetts Corporation Law").

     1.2. The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts, at 10:00 a.m., Eastern Standard Time, on April 7, 1998 (or at such other place, time or date as may be mutually agreed upon by GenRad and the Company) (the "Closing Date"). At the Closing, each of the parties shall take all action and deliver all such documents, instruments, certificates, agreements, securities and other items as may be requisite and are within its power to perform in order to fulfill and observe all covenants, conditions and agreements on its part to be performed, fulfilled and observed at or prior to the Merger (and not theretofore accomplished), and/or to cause all conditions precedent to the other parties' obligations hereunder to be satisfied in full.

     1.3. Articles of Merger. On the Closing Date, if all the conditions to the Merger set forth in Article VI shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with
Article VII, the parties hereto shall
cause Articles of Merger meeting the requirements of Chapter 156B, Section 79 of the Massachusetts Corporation Law to be properly executed or filed in accordance with such Section and Articles of Merger meeting the requirements of O.C.G.A.
Section 14-2-1105 of the Georgia Corporation Code to be properly executed and filed in accordance with such Section. The Merger shall become effective at the time (the "Effective Time") of the filing of the Articles of Merger in accordance with the Massachusetts Corporation Law or at such later time as the parties hereto have agreed and designated in such Articles as the effective time of the Merger.

     1.4. Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any rights, properties or assets as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                    PURPOSES, CAPITALIZATION, CERTIFICATE OF
             INCORPORATION AND BUSINESS OF THE SURVIVING CORPORATION

     2.1. Purposes of the Surviving Corporation. The purposes of the Surviving Corporation shall be the purposes set forth in the Articles of Organization of GenRad in effect immediately prior to the Effective Time.

     2.2. Capitalization of the Surviving Corporation. The capitalization of the Surviving Corporation shall be as set forth in the Articles of Organization of GenRad in effect immediately prior to the Effective Time.

     2.3. Articles of Organization. The Articles of Organization of the Surviving Corporation shall be the Articles of Organization of GenRad in effect immediately prior to the Effective Time.

     2.4. By-Laws. The By-Laws of the Surviving Corporation shall be the By-Laws of GenRad in effect immediately prior to the Effective Time.

     2.5. Tax Consequences. It is intended that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

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     2.6. Officers and Directors. At the Effective Time, the executive officers and directors of the Surviving Corporation shall consist of the executive officers and directors of GenRad serving immediately prior to the Effective Time.

                                   ARTICLE III

                          CONSIDERATION FOR THE MERGER

     3.1. Conversion. At the Effective Time, each share of common stock of the Company, $1.00 par value per share, other than Dissenting Shares (as hereinafter defined), issued and outstanding immediately prior the Effective Time ("Company Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive that holder's "Pro Rata Share" (as hereinafter defined) of the "Fixed Merger Consideration" (as hereinafter defined), together with the contingent contract right to receive that holder's Pro Rata Share of the "Contingent Merger Consideration" (as hereinafter defined) upon the release of the Contingent Merger Consideration from the escrow established herein. The following definitions shall apply:

         (a) Average Closing Price means the average of the closing prices of GenRad common stock, $1.00 par value ("GenRad common stock"), on the New York Stock Exchange as reported in The Wall Street Journal for the ten trading days ending April 2, 1998.

         (b) Total Merger Consideration means a number of shares of GenRad common stock determined by dividing Thirty-six Million Five Hundred Ninety-six Thousand Seven Dollars and Fifty-five Cents ($36,596,007.55) by the Average Closing Price.

         (c) Exchange Ratio means the Total Merger Consideration divided by the number of Company Shares outstanding at the Effective Time.

         (d) Fixed Merger Consideration means a number of shares of GenRad common stock representing the Total Merger Consideration less the number of shares of GenRad common stock representing the Contingent Merger Consideration.

         (e) Contingent Merger Consideration means 10% of the Total Merger Consideration plus an additional number of shares of GenRad common stock determined by dividing One Million Dollars ($1,000,000) by the Average Closing Price.

         (f) Pro Rata Share is the share obtained by dividing the number of each Stockholder's Company Shares by the total number of Company Shares outstanding at the Effective Time.

     3.2. Stockholder Rights. From and after the Effective Time, each Stockholder shall cease to have any rights with respect to such Company Shares (except such rights, if any, as they may have as dissenting stockholders under the Georgia Corporation Code) and his or its sole rights (except as aforesaid) shall be the right to receive such Stockholder's Pro Rata Share

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of the Fixed Merger Consideration and a contingent contract right to receive such Stockholder's Pro Rata Share of the Contingent Merger Consideration upon compliance with the terms of the following paragraph.

     After the Effective Time, each holder of a certificate or certificates representing Company Shares outstanding immediately prior to the Effective Time (other than dissenting Stockholders) shall be entitled, upon surrender of the same (duly endorsed for transfer), together with the other instruments and agreements referred to in Article VI hereof, to receive in exchange therefor (i) a certificate or certificates (as the holder requests) representing that Stockholder's Pro Rata Share of the Fixed Merger Consideration and (ii) a contingent contract right to receive such Stockholder's Pro Rata Share of the Contingent Merger Consideration. Until so surrendered for exchange, each such certificate representing Company Shares outstanding as aforesaid (other than certificates of dissenting Stockholders) shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of GenRad common stock to be delivered and distributed in exchange therefor pursuant to this Article III. Unless and until any such certificate representing Company Shares outstanding as aforesaid shall be so surrendered, no dividend payable to holders of record of GenRad common stock at or after the Effective Time shall be paid to the holder of such certificate, but upon surrender thereof, there shall be paid to the holder of record immediately prior to the Effective Time of such surrendered certificate the dividends (without interest) that have theretofore become payable with respect to the GenRad common stock, deliverable and distributable in exchange therefor pursuant to this Article III.

     3.3. Dissenters' Rights. Company Shares held by Stockholders who have properly exercised dissenters' rights with respect thereto in accordance with Sections 14-2-1301 through 14-2-1332 of the Georgia Corporation Code (collectively, the "Dissenting Shares") shall not be converted into the right to receive GenRad common stock, but such Stockholders shall be entitled to receive payment of the appraised value of the Dissenting Shares in accordance with the provisions of the Georgia Corporation Code, except that any Dissenting Shares held by a stockholder who shall thereafter withdraw such demand for appraisal of his Company Shares or otherwise lose the right to such payment as provided in the Georgia Corporation Code, shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive GenRad common stock, without any interest thereon. If any holder of Company Shares shall be entitled to be paid the "fair value" of his Company Shares, as provided in Article 13 of the Georgia Corporation Code, the Company shall give GenRad notice thereof and GenRad shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of GenRad, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

     3.4. Fractional Shares. No fractional shares of GenRad common stock shall be issued in the Merger. In lieu of the issuance of any such fractional shares, GenRad shall pay to each Stockholder who otherwise would be entitled to receive a fractional share of GenRad common stock (after taking into account all GenRad common stock into which such stockholder's Company Shares were converted pursuant to this Article III) an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Price by (ii) the fraction

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of a share of GenRad common stock which such holder would otherwise be entitled to receive pursuant to this Article III.

     3.5. Lost Certificates. In the event any certificate representing Company Shares (a "Certificate") shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and indemnity against any claim that may be made against GenRad with respect to such Certificate, and, if required by GenRad, the posting by such person of a bond in such amount as GenRad may determine is reasonably necessary in connection with such indemnity, GenRad will issue in exchange for such lost, stolen or destroyed Certificate the GenRad common stock and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.

     3.6. Escrow Deposit. Promptly following the Closing, GenRad shall deposit in escrow pursuant to Article IX hereof, the number of shares of GenRad common stock constituting the Contingent Merger Consideration. Such shares shall be issued in the name of the Escrow Agent (as hereinafter defined), "as Escrow Agent under that Escrow Agreement dated" the Closing Date (as hereinafter defined), or otherwise with equivalent effect. Such shares shall be held for the purposes described in Article IX and the Escrow Agreement (as hereinafter defined), and released to GenRad and/or the Stockholders in accordance with the provisions of Article IX and the Escrow Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1. Representations and Warranties of the Company and the Stockholders. The Company and the Stockholders hereby, jointly and severally, represent and warrant to GenRad, subject to the matters set forth in the Company Disclosure Schedule delivered herewith, as follows:

         (a) Capitalization; Title to Shares. The authorized capital stock of the Company consists of 100,000 shares of common stock, $1.00 par value per share. On the date of this Agreement, there are 86,873 shares of Company common stock issued and outstanding. The Company Shares represent all of the issued and outstanding shares of the Company's capital stock. The Company Shares have been duly authorized and are validly issued, fully paid and non-assessable, and the Company has no liability under the provisions of federal and state securities laws by reason of the issuance thereof. Each Stockholder owns beneficially and of record the number of Company Shares set forth next to such Stockholder's name on Section 4.1(a) of the Company Disclosure Schedule and except as set forth on
Section 4.1(a) of the Company Disclosure Schedule, each Stockholder owns his or its Company Shares free and clear of all liens, claims, restrictions and encumbrances and all right, title or interest of others.

         (b) Options, Warrants, Rights, Etc. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of such capital stock and there are no outstanding or authorized stock appreciation, phantom stock or similar rights granted by the Company to employees or third parties. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, there are no voting trusts or any other agreements or understandings with respect to the voting of the capital stock of the Company. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company is not obligated, directly, indirectly, or contingently to purchase or redeem any of its shares of capital stock and has not so redeemed any shares of its capital stock during the past five years.

     Additionally, the Company and the Stockholders hereby, severally and not jointly, represent and warrant to GenRad, subject to the matters set forth in the Company Disclosure Schedule delivered herewith, as follows:

         (c) Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on the Company. All such jurisdictions are set forth in
Section 4.1(c) of the Company Disclosure Schedule. The Company has delivered to GenRad complete and correct copies of its Articles of Incorporation (certified by the Secretary of the State of Georgia) and By-Laws (certified by the Secretary or an Assistant Secretary of the Company), as amended to date.

         (d) Subsidiaries. Except as set forth in Section 4.1(d) of the Company Disclosure Schedule, the Company does not own and has not during the last five years owned any shares of capital stock or other securities of, or any other interest in, nor does it control or has it controlled during the last five years, directly or indirectly, any other corporation, association, joint venture, partnership or other business organization.

         (e) Effect of Agreement. Except as set forth in Section 4.1(e) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and each of the Stockholders and the consummation of the transactions contemplated hereby by the Company and the Stockholders do not require the consent, approval or authorization of any other person, entity or public authority. The Company is not in default under or in material violation of any provision of its Articles of Incorporation or in material default under or in violation of any provision of its By-Laws or any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which its assets are subject. Except as set forth in Section 4.1(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which the Company is a party or by which it is bound or to which any of its assets are subject, or (ii) conflict with or result in a default under or material violation of any provision of its Articles of Incorporation or a material default under or violation of any provision of its By-Laws or any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which its assets are subject, or result in the creation of any lien or encumbrance upon said assets.

         (f) Power; Due Authorization. The Company and each of the Stockholders have the power and authority to execute and deliver this Agreement and to perform all of their respective obligations hereunder in accordance with the terms hereof. All necessary corporate action to authorize the consummation of the transactions contemplated by this Agreement on the part of the Company has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Company's Board of Directors and the Stockholders.

         (g) Financial Statements. The Company has delivered to GenRad the Company's unaudited balance sheets as at January 31, 1998, 1997 and 1996, together with statements of income, stockholders' equity and cash flows for the three fiscal years then ended (the "Financial Statements"), all of which have been certified by the Controller of the Company as being true, accurate and complete and as having been prepared in accordance with the Company's historical practices applied consistently during the periods covered thereby and presenting fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby. Except as set forth in Section 4.1(g) of the Company Disclosure Schedule, the balance sheets of the Company, included in the Financial Statements, make full and adequate provision for all debts, liabilities and obligations (fixed and contingent, including unpaid federal, state or local taxes) of the Company as of the date thereof, which are normally shown on a balance sheet prepared in accordance with the Company's historical practices. Except to the extent reflected or reserved against in such Financial Statements or as set forth in Section 4.1(g) of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or related to its business or operations, of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than liabilities which have been incurred in the ordinary course of business and which are not material in relation to the Company's business taken as a whole.

         (h) Loans, Notes, Accounts Receivable and Accounts Payable. The loans, notes and accounts receivable of the Company reflected in the balance sheet of the Company as at January 31, 1998 and all loans, notes and accounts receivable arising after January 31, 1998, and prior to the Closing Date arose, and will arise, from bona fide transactions in the ordinary course of business of the Company and have been collected or as of the date hereof are believed by the Company to be fully collectible within one hundred eighty (180) days after the date they arose or were created at the aggregate recorded amount thereof less a bad debt reserve of $200,000, which bad debt reserve shall be stated on said balance sheet. The accounts payable of the Company reflected on such balance sheet and all accounts payable arising after January 31, 1998, and prior to the Closing Date arose, and will arise, from bona fide transactions in the ordinary course of business of the Company. The method of computing all reserves as at the Closing Date will not change from the method of computing said reserves on January 31, 1998. Except as set forth in Section 4.1(h) of the Company Disclosure Schedule, on the Closing Date, the Company shall have no accounts or loans receivable from any person, firm or corporation with which it is affiliated, or from any of its directors, officers or employees except for customary advances to personnel incurred in the ordinary course of business.

         (i) Customers. There are no pending or, to the Company's or any Stockholder's knowledge, threatened disputes of a material nature with customers of the Company, nor, to the Company's knowledge, are present customers of the Company intending to cease doing business with Company. The Company has not received any notice and has no reason to believe that any customer is dissatisfied with, or refuses to pay for, services performed by the Company, where such dissatisfaction or refusal to pay would, individually or in the aggregate, result in a material adverse effect on the Company or the Company's relationship with such customer. Section 4.1(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of all customers who are currently receiving, or are under contract or other commitment to receive, services from the Company.

         (j) Absence of Certain Changes or Events.

         (i) Since January 31, 1998, except as set forth in Section 4.1(j)(i) of the Company Disclosure Schedule, the Company has not:

              (A) incurred any material obligation or liability (contingent or otherwise) except normal trade or business obligations incurred in the ordinary course of business;

              (B) discharged or satisfied any lien or encumbrance or paid any material obligation or liability (contingent or otherwise), except current liabilities of the Company outstanding on January 31, 1998, and current liabilities incurred since January 31, 1998, in the ordinary course of business;

              (C) sold, transferred, leased or otherwise disposed of any material amount of its assets or properties, except for fair consideration in the ordinary course of business;

              (D) cancelled or compromised any debt or claim;

              (E) declared any dividend or made any payment or distribution to the Stockholders;

              (F) made any loan to or entered into any other transaction with any officer, director or Stockholder of the Company;

              (G) granted any material increase in the compensation of or bonuses payable or paid to any of the Company's employees, directors or consultants; or

              (H) redeemed, issued or sold or agreed to redeem, issue or sell any shares of its capital stock or options, warrants, pre-emptive or other rights to purchase or acquire securities or capital stock of the Company.

         (ii) Since January 31, 1997, except as set forth in Section 4.1(j)(ii) of the Company Disclosure Schedule or the Financial Statements of the Company, the Company has not:

              (A) mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance any of its assets or properties;

              (B) waived or released any rights of any material value;

              (C) sold, assigned, transferred or granted any concessions, leases, licenses, agreements, patents, inventions, trademarks, servicemarks, trade names, copyrights or other intangible assets other than in the ordinary course of business under or pursuant to contracts with customers;

              (D) disposed of or permitted to lapse any rights for the use of any patent, trademark, service mark, trade name or copyright or disposed of or disclosed to any person not an employee, consultant or adviser any trade secret, process or know-how not theretofore a matter of public knowledge;

              (E) except as set forth in Section 4.1(v) of the Company Disclosure Schedule, entered into any arrangement, agreement or undertaking involving an obligation of, or expenditure by, the Company in excess of $5,000 which is not terminable on thirty (30) days' or fewer notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or other third parties;

              (F) suffered the occurrence of any event or events which, individually or in the aggregate, has or have resulted in a material adverse change in the Company's operations, prospects, earnings, assets, properties or business, or in the Company's condition, financial or otherwise; or

              (G) entered into any other transaction, contract or commitment, other than in the ordinary course of business.

         (k) Taxes. Except as set forth in Section 4.1(k) of the Company Disclosure Schedule, the Company has (a) in all material respects correctly prepared and timely filed all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed with respect to all federal, state, local and foreign income (gross or net), gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, stamp, excise, severance, occupation, property or other taxes, customs, duties, fees, assessments or other taxes, together with any interest and penalties or other additions, (b) timely and properly paid all such taxes that are due and payable, (c) established on its books and records reserves that are adequate for the payment of all such taxes accrued but not yet due and payable and (d) complied in all material respects with all laws, rules and regulations relating to the withholding and payment of all taxes with respect to employees' wages.

         To the knowledge of the Company or the Stockholders, except with respect to matters underlying the Tax Claims (as hereinafter defined), there are no actual or proposed tax deficiencies, assessments or adjustments with respect to the Company or any assets, property or operations of the Company. Except as set forth in Section 4.1(k) of the Company Disclosure Schedule, (a) there are no liens for taxes upon the assets of the Company, (b) the Company has not requested any extension of time within which to file any tax return that has not been filed, (c) there are no waivers or consents given by the Company regarding the application of the statute of limitations with respect to any taxes or tax returns and (d) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any taxes or tax returns.

         The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code applied to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company (unless so directed by GenRad), nor does the Company or any Stockholder have any knowledge that the Internal Revenue Service (the "IRS") has proposed any such adjustment or change in accounting method. The Company is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code.

         (l) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company or the Stockholders, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality and there are no outstanding or unsatisfied judgments, orders, decrees or stipulations against the Company or, to the knowledge of the Company or the Stockholders, to which the Company may become a party. Neither the Company nor any of the Stockholders has reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against the Company. Neither the Company nor any officer, director or employee of the Company, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Company.

         (m) Labor Matters. There are no controversies pending or, to the knowledge of the Company or any Stockholder, threatened between the Company and any employees of the Company. The Company has complied in all material respects with all laws relating to employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of withholding and social security and similar taxes, and the Company is not liable for any material arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor unions with respect to employees of the Company. A true and complete list of all of the Company's officers and employees and their respective salaries, wages, other compensation and positions is set forth in Section 4.1(m) of the Company Disclosure Schedule. The Company's personnel policies and manuals are listed in Section 4.1(m) of the Company Disclosure Schedule and true and complete copies of such documents have been delivered to GenRad. Except as set forth in Section 4.1(m) of the Company Disclosure Schedule, no employee or consultant of the Company shall have the right to receive from the Surviving Corporation or GenRad a severance payment or other payment in the nature thereof in the event his or her employment is terminated by the Surviving Corporation following the Merger (except any such right granted by GenRad or pursuant to any agreement or policy instituted by GenRad).

         (n) Intangible Property. As used in this Agreement, "Intangible Property" means all of the Company's (i) patents, patent applications, patent disclosures and improvements thereto; (ii) trademarks, service marks, logos, trade names, and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) computer software, data and documentation; (v) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice); know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (vi) other proprietary rights; and (vii) copies and tangible embodiments thereof (in whatever form or medium). Section 4.1(n) of the Company Disclosure Schedule contains (x) a complete and correct list and, where appropriate, a summary description of all Intangible Property described in (i), (ii), (iii) or (iv) of the preceding sentence and all other material items of Intangible Property that are owned or licensed by the Company or used in the conduct of the business and (y) a true, correct and complete list of all licenses or similar agreements or arrangements to which the Company is a party, either as licensee or licensor or sublicensee or sublicensor, with respect to the Intangible Property. Except as disclosed in Section 4.1(n) of the Company Disclosure Schedule:

              (i) the Company is either the sole and exclusive owner of or holds an exclusive, perpetual, worldwide, fully paid or royalty free, fully transferable (with right to sublicense) license to, all right, title and interest in and to the Intangible Property, free and clear of all liens, security interests, charges, encumbrances, moral rights or other adverse claims;

              (ii) the Company has the sole and exclusive right and authority to use the Intangible Property in connection with the conduct of its business in the manner presently conducted, and such use does not conflict with, infringe upon, contribute to or induce the infringement of, or violate any rights of any other person, corporation or entity;

              (iii) the Company has not received notice of, and knows of no reasonable basis for, a pleading or threatened claim, interference action or other judicial or adversarial proceeding against the Company that any of the operations, activities, products, services or publications of the Company infringe or will infringe any patent, trademark, servicemark, trade name, copyright, trade secret or other proprietary right of a third party, or that it is illegally or otherwise using the trade secrets, formulae or proprietary rights of others;

              (iv) there are no outstanding nor, to the knowledge of the Company or any Stockholder, are there any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements described in Section 4.1(n) of the Company Disclosure Schedule or with respect to infringement by a third party of any of the Intangible Property;

              (v) the Intangible Property owned or licensed by the Company is sufficient to conduct and continue conducting the Company's business as presently conducted;

              (vi) the Company has taken all steps reasonably necessary to protect its continuing right, title and interest in and to the Intangible Property and its continued use of the Intangible Property, provided however, that GenRad acknowledges that the Company has not filed any patents or copyright registrations to protect its rights to the Intangible Property;

              (vii) the Company has the exclusive, unencumbered, worldwide right to use, produce, market, sell and distribute its Shop Floor Data Manager product ("SFDM") or its proposed JAVA based manufacturing execution system, and the Company has not granted to any other person or entity any such rights to use, produce, market, sell or distribute such products now or at any time in the future, and such use, production, marketing, selling or distribution does not conflict with, infringe upon, contribute to or induce the infringement of, or violate any rights of any other person, corporation or entity; and

              (viii) the Company knows of no third party infringing upon or otherwise violating, or threatening to infringe upon or otherwise violate, any of the Intangible Property in which the Company has ownership rights.

              (o) Books and Records. The books and records of the Company have been, are and shall be kept in all material respects complete and correct, accurately reflecting the basis for the financial condition and results of operations of the Company set forth in its Financial Statements.

              (p) Licenses, Permits, Authorizations, Etc. The Company has received all material approvals, authorizations, consents, licenses, orders, governmental security clearances and registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of its business as presently conducted.

              (q) Applicable Laws. The Company has complied and is in compliance with all United States and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business as presently conducted and/or its owned or leased properties, the failure to comply with which would materially adversely affect the operations, prospects, earnings, assets, properties or business of the Company.

              (r) Employee Benefit Plans.

                  (i) Employee Plans. Section 4.1(r) of Company Disclosure
              Schedule contains a true, correct and complete list of all pension, profit sharing, benefit, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, including without limitation all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), whether reduced to writing or not, other than any "multiemployer plan," as such term is defined in
              Section 4001(a)(3) of ERISA, relating to the Company's employees, or maintained or contributed to (including any such plans, programs and agreements under which the Company had an obligation to contribute) at any time since its inception by the Company or by any other member (hereinafter, an "Affiliate") of any controlled group of corporations, group of trades or businesses under common control, affiliated service groups or other entity that could be treated as a single employer with the Company (as defined for purposes of Section 414(b), (c), (m) and/or (o), respectively, of the Code) (the "Employee Plans") and, except as set forth in Section 4.1(r) of the Company Disclosure Schedule, the Company has no obligations, contingent or otherwise, past or present, under the terms of or with respect to any Employee Plan or under law applicable thereto.

                  (ii) Prohibited Transactions. Neither the Company nor any of
              its Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of ERISA and Section 4975 of the Code, respectively, has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Company or any of its Affiliates, directors, officers, employees, or agents of any Employee Plan or any related funding medium could be subject to either a penalty or a tax, including, without limitation, a tax assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                  (iii) Compliance. With respect to each Employee Plan, the
              Company and its Affiliates are, and during the 60 consecutive calendar month period ending on the

              Closing Date have been, in compliance in all material respects with the requirements prescribed by any and all statutes, orders or governmental rules or regulations in effect now or to the extent applicable, during such 60 month period, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have performed in all material respects all obligations required to be performed by them under, and are not in violation of, and there has been no default or violation by any other party with respect to, any of the Employee Plans. Except as set forth in Section 4.1(r) of the Company Disclosure Schedule: (A) none of the Employee Plans which is subject to Title IV of ERISA has been or will be terminated in whole or in part within the meaning of ERISA or the Code; (B) no liability has been or will be incurred through, no event or circumstance has occurred and no event or circumstance will occur prior to, the Closing Date, which could result in such a liability being asserted by the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Employee Plan (other than the payment of annual premiums under Section 4007 of ERISA or benefits payable in accordance with the terms of such Employee Plan); (C) no Employee Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived; (D) neither the Company nor any Affiliate has failed to pay any amounts due and owing as required by the terms of any Employee Plan; (E) there has been no "reportable event" within the meaning of Section 4043 of ERISA, or any event described in
              Section 4063(a) of ERISA, with respect to any Employee Plan, other than as disclosed in Section 4.1(r) of the Company Disclosure Schedule; (F) neither the Company nor any Affiliate has failed to make any payment to an Employee Plan required under Section 302 of ERISA nor has any lien ever been imposed under Section 302(f) of ERISA; (G) neither the Company nor any Affiliate has adopted an amendment to any Employee Plan which requires the provision of security under Section 307 of ERISA; and (H) the PBGC has not instituted any proceedings to terminate an Employee Plan pursuant to Section 4042 of ERISA or otherwise.

                  (iv) Multiemployer Plans. Section 4.1(r) of the Company
              Disclosure Schedule lists each and every multiemployer plan as that term is defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan") to which the Company or its Affiliates contribute or are required to contribute or have ever been required to contribute. No Multiemployer Plan listed in Section 4.1(r) of the Company Disclosure Schedule is in "reorganization" (as defined in Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA). Neither the Company nor any Affiliate has withdrawn or is reasonably expected to withdraw from a Multiemployer Plan in a complete or partial withdrawal which has resulted or will result in "withdrawal liability," whether or not assessed, as defined for purposes of Part 1 of Subtitle E of Part IV of ERISA, with respect to any such plan which has not been satisfied in full. The Company and its Affiliates have made all such contributions to any Multiemployer Plan as are required through the Closing Date under the terms of any such applicable law; and no event has occurred, or will occur prior to the Closing Date, which could give rise to any other liability (other than a continuing obligation to contribute to such plan(s) under the terms of any applicable collective bargaining agreements) on the part of the Company or GenRad, or their Affiliates, officers, employees or directors with respect to such plan(s).

                  (v) Retiree Benefits. Except as set forth in Section 4.1(r) of the Company Disclosure Schedule, no Employee Plan provides benefits, including, without limitation, health or life insurance benefits, for retirees. No such plan, if any, contains any provisions, and no commitments, agreements or other circumstances exist, which in any way would limit or prohibit GenRad from amending any such plan, including, without limitation, amending any such plan to reduce or eliminate such retiree benefits.

                  (vi) Copies of Employee Plans and Related Documents. The
              Company has previously delivered to GenRad true and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Descriptions and Summary of Material Modifications for each Employee Plan communicated to employees. With respect to each Employee Plan that is an "employee pension benefit plan," as such term is defined in Section 3(1) of ERISA ("Pension Benefit Plan"), true and complete copies of (A) the annual actuarial valuation reports for the last five years, (B) the Form 5500 and Schedule A and B thereto, filed for the last five years, (C) the nondiscrimination coverage and participation test data and results for each such plan during such period, and (D) any filing made with the PBGC, IRS or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Pension Benefit Plan, have been delivered to GenRad.

                  (vii) Qualifications. Each Employee Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify and continues to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a) of the Code, and continues to be so exempt. Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt and continues to be so exempt. Copies of all determination letters with respect to each such Employee Plan have been previously delivered by the Company to GenRad, and nothing has occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

                  (viii) Funding Status, Etc.

                         (A) Except as set forth in Section 4.1(r) of the
                  Company Disclosure Schedule, neither the Company nor any Affiliate would be liable for (1) any amount pursuant to
                  Section 4062, 4063, 4064, 4068 or 4069 of ERISA if any of the Employee

                  Plans which are subject to Title IV of ERISA were to terminate or (2) any amount pursuant to Section 4201 of ERISA if a complete or partial withdrawal from any Multiemployer Plan listed in Section 4.1(r) of the Company Disclosure Schedule occurred before the Closing. Except as set forth in Section 4(r) the Company Disclosure Schedule, all Employee Plans which are subject to Title IV of ERISA have no amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA. There is no unpaid contribution due with respect to the plan year of any Defined Benefit Plan ended prior to the Closing Date, as required under the minimum funding requirements of Section 412 of ERISA.

                         (B) With respect to each Employee Plan which is a
                  qualified defined contribution pension, profit-sharing or stock bonus plan, as defined in ERISA, all employer contributions accrued for plan years ending prior to the Closing Date under the plan terms and applicable law have been made by the Company.

                         (C) All premiums or other payments required by the
                  terms of any group or individual insurance policies and programs maintained by the Company and covering any present or former employees of the Company with respect to all periods up to and including the Closing Date have been fully paid for the length of the obligation except for payments not yet due in the normal course of business. The Company shall be responsible for any welfare benefits not fully covered by third-party insurance policies or programs relating to claims incurred by present or former employees of the Company on or before the Closing Date.

                  (ix) Claims and Litigation. Except as set forth in Section
              4.1(r) of the Company Disclosure Schedule, to the knowledge of the Company or the Stockholders there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its Affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, the Department of Labor, or any other person or entity (including claims against the assets of any trust) involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

                  (x) No Implied Rights. Nothing expressed or implied herein shall confer upon any past or present employee of the Company or its Affiliates, his or her representatives, beneficiaries, successors and assigns, or upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, GenRad, or any successor or affiliate.

              (s) Environmental Laws and Regulations.

                  (i) Compliance with Environmental Laws. Except as set forth in
              Section 4.1(s)(i) of the Company Disclosure Schedule (i) the Company is not in material violation of any applicable federal, state or local law, regulation, rule, ordinance, permit (including, without limitation, any authorization, approval, registration and license, collectively, "Permits"), administrative order, judicial decree or the like, including, without limitation, The Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 (P.L. 99-499 42 U.S.C.), the Hazardous Materials Transportation Act (49 U.S.C. ss.1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.), the Clean Air Act (42 U.S.C. ss.7401 et seq.), the Clean Water Act (33 U.S.C. ss.1251, et seq.) as amended, the Rivers and Harbors Act (33 U.S.C. ss.401 et seq.), as amended, and any so-called "Superlien law"; (collectively, "Environmental Laws") relating to (A) pollution or protection of the environment, natural resources or human health from any Hazardous Substance (as hereinafter defined) or (B) nuisance, trespass or "toxic tort", so called, including, without limitation, Environmental Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any Hazardous Substance. "Hazardous Substance" as used herein means any chemical, pollutant, contaminant, waste (including, without limitation, toxic, hazardous, infectious, sanitary, solid, radioactive or petroleum waste, collectively, "Waste"), toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, oil or petroleum product, as such terms are used under any applicable Environmental Laws relating to pollution or protection of the environment, natural resources or human health.

                  (ii) Permits. The Company possesses and is in compliance in all material respects with all Permits required under applicable Environmental Laws in connection with the Company's business and operations or its assets and properties and each of such Permits is listed in Section 4.1(s)(ii) of the Company Disclosure Schedule.

                  (iii) Environmental Claims. Except as set forth in Section
              4.1(s)(iii) of the Company Disclosure Schedule, there are no Environmental Claims (as hereinafter defined) pending or, to the Company or any Stockholder's knowledge, threatened against the Company. "Environmental Claim" as used herein means any civil, criminal or investigative action, suit, litigation, communication (written or oral), demand, claim, hearing, citation, notice, warning, consent decree, contract right (including, without limitation, right of indemnification), notice of violation, investigation, judgment or order by any person or entity alleging, claiming, concerning or finding liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, clean-up costs, governmental response or oversight costs, natural resources damages, property damages, penalties, personal injuries, death or any other damages or costs, including, without limitation, litigation and settlement costs and consultants' and attorneys' fees) arising out of, based on or resulting from, in whole or in part, (A) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance at or from any location or (B) circumstances forming the basis of any violation of any Environmental Laws.

                  (iv) Hazardous Substances. Except as disclosed in Section
              4.1(s)(iv) of the Company Disclosure Schedule, no Hazardous Substances are used, generated or disposed of in connection with the Company's business.

              (t) Insurance. The Company has adequate insurance covering its business and operations and all of its tangible assets, including, without limitation, product liability insurance, motor vehicle and comprehensive general liability insurance, workman's compensation insurance, and fire and extended coverage insurance, and will maintain such insurance coverage in full force and effect, at its expense, until the Closing Date. The Company is the sole owner of each such policy. Such insurance is in at least such amounts and insures against at least such risks as are generally insured against by companies of similar size engaged in the same or a similar business. The Company has not been refused any insurance during the last three years and is in compliance with all requirements of the insurance companies. The Company has not received any notice or other communication from any issuer of the insurance policies cancelling or materially amending any of the insurance policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the Company's knowledge, no such cancellation amendment or increase of the deductibles, retainages or premiums is threatened.

              (u) Title to Properties, Absence of Liens and Encumbrances. Except as set forth in Section 4.1(u) of the Company's Disclosure, the Company has good and marketable title to, and owns outright, all of its properties and assets (including, but not limited to, the assets reflected in the Company's balance sheet as of January 31, 1998), except for those disposed of in the ordinary course of business, and none of such assets is encumbered by any mortgage, lien, claim or encumbrance except liens, claims or encumbrances reflected in said balance sheet, and liens for taxes which are not yet due and payable. All leases pursuant to which the Company leases any real or personal property are valid and binding in accordance with their respective terms, and there is not under any such lease any existing default by the Company, event of default or event which, with notice and/or lapse of time, would constitute a default.

              (v) Material Contracts. Section 4.1 (v) of the Company Disclosure Schedule lists all material contracts, instruments, agreements or commitments (whether oral or written) relating to the conduct of the business of the Company (the "Contracts"). The Company has made available to GenRad true and correct copies of each Contract and a written description, accurate in all material respects, of each oral Contract so listed. Without limiting the generality of the foregoing, the term Contract includes all contracts, agreements, instruments of the following types to which the Company is a party:

                  (i) contract which involves or may involve future expenditures or obligations on the part of the Company of more than $10,000 or any such contract continuing over a period of more than six months from its date, or any contract for the sale of products or rendering of services other than in the ordinary course of business;

                  (ii) contract for the employment of any individual and
              consulting agreement with individuals or entities;

                  (iii) bonus, incentive, deferred compensation, severance pay, pension, profit sharing, retirement, death benefit, employee stock purchase, stock option, employee benefit, employee incentive, fringe benefit, medical or dental insurance or plan, life insurance, vacation pay, severance pay or similar or like plan, agreement or arrangement, together with a list of all employees or former employees currently receiving benefits thereunder;

                  (iv) collective bargaining agreement or other agreement with any labor union or other organization (the Company hereby represents that no other such agreement has been requested by, or is under discussion by management with, any group of employees or others);

                  (v) lease of any real or personal property or deeds or other instruments representing ownership of any real property;

                  (vi) mortgage, security agreement, chattel mortgage or
              conditional sales agreement or any similar instrument or agreement;

                  (vii) agreement, indenture or other instrument relating to the borrowing of money, or the guaranty of any obligation, including, without limitation, for the borrowing of money, and a list of all bank accounts identifying authorized signatories;

                  (viii) joint venture, partnering, strategic alliance or other similar agreement;

                  (ix) sales representative or distributorship agreement;

                  (x) dealer, reseller, value added reseller, agency or
              franchise agreement;

                  (xi) agreement not made in the ordinary and normal course of business;

                  (xii) agreement of any nature with officers, directors,
              stockholders or other affiliates of the Company, whether any such person's interest is direct or indirect;

                  (xiii) agreement which requires prior approval in connection with a change in control of the Company or which will be in default or which gives rise to termination rights following a change in control of the Company;

                  (xiv) agreement which provides, initially or contingently, for the escrow or release to a third party of any source code of the Company;

                  (xv) agreement which involves the licensing by or to the
              Company of any software or other technology, know-how, trade secret, confidential or proprietary information, which is necessary to the conduct of, or material to, the business of the Company;

                  (xvi) non-competition agreement,
              confidentiality/non-disclosure or assignment of inventions agreement (both for the benefit of and/or restricting the Company);

                  (xvii) property, casualty, director and officer liability and other forms of insurance; or

                  (xviii) agreements which in any material way limit the freedom of the Company to compete in any geographic area, business or product line or with any person or entity.

All Contracts referred to in Section 4.1(v) of the Company Disclosure Schedule are valid and enforceable by the Company in accordance with their respective terms for the periods stated therein and except as disclosed in Section 4.1(v) of the Company Disclosure Schedule, there are not under any of them existing defaults or events of default or events which with notice and/or lapse of time would constitute defaults. Consummation of the transactions contemplated by this Agreement will not result in any material default by the Company under, termination of or a right of any third party to terminate, any of the Contracts.

         (w) Marketing Restrictions. Except as set forth in Section 4.1(w) of the Company Disclosure Schedule, the Company is not restricted from carrying out its business and operations anywhere in the United States or the world by any agreement, license or by court decree in any action to which the Company was or is a party.

         (x) Product or Service Warranties. Except as set forth in Section 4.1(x) of the Company Disclosure Schedule, the Company has not given any third party any express written or oral product or service warranties relating to products licensed or services provided by the Company. The Company has not licensed any material amount of products or performed any material level of services which fail to comply with any warranty given by the Company with respect to such products or services.

         (y) Rebates and Prepayments. Except as disclosed in Section 4.1(y) of the Company Disclosure Schedule, the Company has not made any commitment to grant any rebates or discounts to its customers other than as normal and ordinary trade terms. Included as Section 4.1(y) of the Company Disclosure
Schedule is a list of all prepayments or deposits received by the Company from customers for services to be performed after the Closing Date.

         (z) Banks and Indebtedness. Section 4.1(z) of the Company Disclosure Schedule contains a complete list of all instruments, agreements or arrangements pursuant to which the Company has borrowed or is able to borrow any money, incurred any indebtedness or can incur any indebtedness, guaranteed any liability, or established any line of credit or other banking arrangement other than credit extended in the ordinary course of business to (i) the Company by its vendors or (ii) to employees of the Company through Company issued credit cards. Section 4.1(z) of the Company Disclosure Schedule also contains a description of all obligations of the Company which are personally guaranteed by any of the officers of any of the Company and a description of such guarantees. Section 4.1(z) of the Company Disclosure Schedule also sets forth a complete list of each bank in which the Company or any Employee Plan has an account or safe deposit box, the names of all persons authorized to draw thereon or have access thereto, and the names of each person holding a power of attorney from the Company.

         (aa) Minute Books. All material corporate actions which have heretofore been taken and which required approval of the board of directors or the stockholders of the Company have been either approved and confirmed or ratified by the Board of Directors and/or the stockholders of the Company as required by the Certificate of Incorporation and By-Laws of the Company and by the Georgia Corporation Code, and such approval and confirmation or ratification has been duly and validly recorded.

         (bb) Powers of Attorney and Suretyships. Except as set forth in Section 4.1(bb) of the Company Disclosure Schedule, the Company has no general or special powers of attorney outstanding (whether as grantor or grantee) and has no obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signor, endorser, co- partnership, joint venture, association, organization or other entity.

         (cc) Transactions with Related Parties. Except as set forth in Section 4.1(cc) of the Company Disclosure Schedule, no officer, director, or shareholder of the Company was during the past two years or is presently, a party, directly or indirectly to any transaction or presently proposed transaction with the Company.

         (dd) Full Disclosure. All information furnished by the Company to GenRad pursuant to or in connection with this Agreement and all instruments and agreements executed in connection herewith, is, and will be on the Closing Date, accurate and complete in all material respects, and does and will on the Closing Date include all material facts required to be stated therein or necessary to make the statements therein not misleading. All documents furnished by the Company to GenRad pursuant to or in connection with this Agreement are true and correct copies, and there are no amendments or modifications thereto except as otherwise set forth in such documents. As of the date of this Agreement, the Company has disclosed to GenRad all events, conditions and facts known to it materially affecting the business and prospects of the Company. The Company has not withheld knowledge of any such events, conditions or facts which it knows or reasonably believes would materially affect the business and prospects of the Company.

         (ee) Brokers. Except as disclosed in Section 4.1(ee) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         (ff) Pooling Interests; Tax-Free Reorganization. The Company has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes or a reorganization within the meaning of Section 368(a) of the Code.

     4.2. Representations and Warranties of GenRad. GenRad hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

         (a) Organization, Good Standing and Power. GenRad is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified and in good standing in each jurisdiction in which the property owned, leased or occupied by it or the nature of the business conducted by it makes such qualification necessary.

         (b) Merger Stock. The shares of GenRad common stock to be issued to the Stockholders in connection with the Merger have been duly authorized by all necessary corporate action by GenRad and, when issued and delivered by GenRad pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

         (c) Power; Due Authorization. GenRad has the power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof, and all necessary corporate action to authorize the consummation of the transactions contemplated by this Agreement by GenRad has been duly and effectively taken, including, without limiting the generality of the foregoing, the approval thereof by the Board of Directors of GenRad.

         (d) SEC Filings. The information contained in GenRad's periodic reports filed under the Securities Exchange Act of 1934, as amended (the "1934 Act"), do not contain any statement that, at the time and in light of the circumstances under which it was made, was false or misleading with respect to any material fact, or that omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

         (e) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of GenRad, threatened against or affecting GenRad, at law or in equity, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other person, which alone or in the aggregate could reasonably be expected to prevent consummation of the transactions contemplated hereby or which could reasonably be expected to materially adversely affect the operations, prospects, earnings, assets, properties or business of GenRad.

         (f) Applicable Laws. GenRad has complied and is in compliance with all United States and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business as presently conducted and/or its owned or leased properties the failure to comply with which could reasonably be expected to prevent consummation of the transactions contemplated hereby or which could reasonably be expected to materially adversely affect the operations, earnings, assets, properties or business of GenRad.

         (g) Brokers. GenRad shall be solely responsible for any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GenRad.

         (h) Effect of Agreement. The execution, delivery and performance of this Agreement by GenRad and the consummation of the transactions contemplated hereby by GenRad will not result in default under or in material violation of any provision of its Articles of Organization or in material default under or in violation of any provision of its By-Laws or any restriction, lien, encumbrance, indenture, contract, agreement, lease, sublease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound or to which its assets are subject.

         (i) Full Disclosure. The Disclosure Material (as defined in the Investment Letter executed pursuant to Section 6.2(g) hereof) furnished by GenRad to the Company does and will on the Closing Date include all material facts required to be stated therein or necessary to make the statements therein not misleading. All documents furnished by GenRad to the Company pursuant to or in connection with this Agreement are true and correct copies, and there are no amendments or modifications thereto except as otherwise set forth in such documents.

         (j) Pooling Interests; Tax-Free Reorganization. GenRad has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes or a reorganization within the meaning of Section 368(a) of the Code.

         (k) Absence of Certain Changes. Since the filing of GenRad's most recent Form 10-K filed under the 1934 Act, there have been no changes in the operations, earnings, assets, properties, business or condition of GenRad which have resulted in a material adverse effect on GenRad.

                                    ARTICLE V

                                    COVENANTS

     5.1. Stockholders' Approval. The Company shall have taken any and all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to obtain, by a special meeting of its Stockholders or by written consent in lieu thereof, the unanimous approval of the Stockholders to the Merger and other transactions contemplated hereby no later than 5:00 p.m. on April 3, 1998. The Board of Directors of the Company shall, subject to its fiduciary duty to the Company's Stockholders, recommend such approval and shall take all lawful action to solicit such approval.

     5.2. Operation of Business. The Company will operate its business only in the usual, regular and ordinary manner so as to maintain the goodwill it presently enjoys, and, to the extent consistent with such operation, will use its best efforts to (i) preserve intact its present business organization, (ii) preserve its assets, licenses, permits and contracts, (iii) preserve its present relationship with its customers, suppliers, distributors, value added resellers, consultants, joint venturers, strategic partners, and others with which it has business dealings and (iv) keep in its employ its key personnel.

     5.3. Maintain Properties. The Company will maintain all of its properties in customary repair, order and condition, reasonable wear and use and damage by fire or casualty excepted, and will maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds as are in effect on the date of this Agreement or as the same may be added to by mutual agreement of the Company and GenRad.

     5.4. Books and Records. The Company will maintain its books, accounts, and records in the usual, regular and ordinary manner on a basis consistent with the Company's historical practices.

     5.5. Encumbrances. The Company will not encumber or mortgage any of its property or assets except in the usual and ordinary course of business or enter into any contract or commitment which by reason of its size or otherwise is not in the usual and ordinary course of business, and the Company will not, other than in the usual and ordinary course of its business, dispose of, sell, or convey or acquire any assets or property. The Company shall not enter into any transaction which if effected before the date of this Agreement would constitute a breach of the representations, warranties or agreements contained herein.

     5.6. Compliance. The Company shall comply with the provisions of all laws, regulations, ordinances, and judicial decrees applicable to it or the conduct of its business, the failure to comply with which would materially adversely affect its operations, prospects, earnings, assets, properties or business.

     5.7. Filings; Other Action. Subject to the terms and conditions herein provided, GenRad and the Company shall (a) cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, foreign jurisdictions and third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely make all such filings and timely seek all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Company and GenRad shall take all such necessary action.

     5.8. Best Efforts. Subject to the terms and conditions hereof each party to this Agreement agrees to fully cooperate with the others and the others' counsel, accountants and representatives in connection with any steps required to be taken as part of its obligations under this Agreement. Each party to this Agreement agrees that it will use its reasonable best efforts (without incurring material expense) to cause all conditions to its obligations under this Agreement to be satisfied as promptly as possible, and will not knowingly undertake a course of action inconsistent with this Agreement or which would make any of its representations, warranties, agreements or covenants in this Agreement untrue in any material respect or any conditions precedent to its obligations under this Agreement unable to be satisfied at or prior to the Closing.

     5.9. Publicity. GenRad and the Company shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     5.10. Tax Free Reorganization. From and after the Effective Time, neither GenRad, the Surviving Corporation nor the Company shall take or suffer to be taken any action which will cause the Merger not to constitute a reorganization within the meaning of Section 368(a) of the Code.

     5.11. Accounting Basis. Neither GenRad nor the Company nor any of their respective officers and directors shall take or permit any action from and after the date hereof which would prevent the transactions contemplated by this Agreement from being treated by GenRad as a "pooling of interests" in accordance with generally accepted accounting principles and the applicable General Rules and Regulations published by the SEC.

     5.12. Employee Benefits and Contracts. Following the Effective Time, the service of the employees of the Company prior to the Effective Time shall be treated as service with GenRad for purposes of eligibility, participation, vesting and benefit accrual under GenRad's 401(k) retirement plan and vacation policies.

     5.16. Further Action. Subject to the fulfillment or waiver, at or before the Effective Time, of each of the conditions of performance set forth herein, each party hereto shall perform such further acts and execute such documents as reasonably may be required to effectuate the Merger.

     5.17 Additional Covenants of Frank B. Wingate and William E. Massaker.

         (a) Within ten (10) business days following the first date that shares of GenRad common stock can be re-offered under the registration statement described in the Registration Rights Agreement executed pursuant to Section 6.3(d) hereof, Frank B. Wingate shall pay to GenRad any and all amounts of principal and unpaid interest accrued thereon which are then due under two promissory notes, dated July 10, 1997 and April 7, 1998, in the principal amounts of $44,132.45 and $110,331.13, respectively.

         (b) Within ten (10) business days following the later to occur of (i) the date on which William E. Massaker re-offers shares GenRad common stock under the registration statement described in the Registration Rights Agreement executed pursuant to Section 6.3(d) hereof or (ii) November 10, 1998, William E. Massaker shall pay to GenRad any and all amounts of principal and unpaid interest accrued thereon which are then due under two promissory notes, dated July 10, 1997 and April 7, 1998, in the principal amounts of $10,000.00 and $14,230.75, respectively.

                                   ARTICLE VI

                                   CONDITIONS

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement (an "Order") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (b) Tax Opinion of Counsel for GenRad. GenRad shall have received an opinion letter of Nutter, McClennen & Fish, LLP, counsel for GenRad, dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code and that each of the Company and GenRad is "a party to a reorganization" within the meaning of
Section 368(b) of the Code. As a condition to this obligation, counsel to GenRad shall have received certificates in the form of Exhibit 6.1(b) hereto from the Company and such other persons or entities sufficient, in such counsel's sole discretion, to allow such counsel to render such opinion.

         (c) Escrow Agreement. GenRad, the Stockholders and State Street Bank and Trust Company, in its capacity as escrow agent for the Contingent Merger Consideration, shall have entered into an escrow agreement in form and substance reasonably satisfactory to the parties thereto (the "Escrow Agreement"), which Escrow Agreement shall become effective at the Effective Time.

     6.2. Conditions to Obligations of GenRad. The obligations of GenRad to effect the Merger are also subject to the satisfaction by the Company or the waiver by GenRad at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date and except to the extent qualified by materiality, in which event such representations and warranties shall be true and correct). GenRad shall have received a certificate signed on behalf of the Company by its President to the foregoing effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GenRad shall have received a certificate signed on behalf of the Company by its President to the foregoing effect.

         (c) Employment Agreement. At the Effective Time Frank B. Wingate shall have executed and delivered an Employment Agreement substantially in the form attached hereto as Exhibit 6.2(c) (the "Employment Agreement").

         (d) Employee Resignation; Release Agreement. Prior to the Effective Time, William E. Massaker shall have resigned from his employment by the Company and shall have executed and delivered a Separation and Release Agreement substantially in the form attached hereto as Exhibit 6.2(d) (the "Release Agreement").

         (e) Opinion Letter of Counsel for the Company. GenRad shall have received an opinion letter of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel for the Company, dated the Closing Date, substantially in the form set forth in Exhibit 6.2(e) attached hereto.

         (f) Dissenters; Stockholder Approval. Holders of no more than one percent (1%) of the issued and outstanding shares of the Company capital stock (on a common stock equivalency basis) shall have filed written objection to the Merger with the Company prior to the taking of the vote of the Stockholders with respect thereto, and GenRad shall have received the documents contemplated by
Section 10.6 hereof.

         (g) Investment Representations. All the Stockholders who have voted in favor of the Merger and this Agreement shall have entered into agreements in the form of Exhibit 6.2(g) hereto with respect to the GenRad Shares to be issued to them hereunder, which agreements shall become effective on the Closing Date.

         (h) No Material Adverse Change. There shall have been no material adverse change in the operations, prospects, earnings, assets, properties, business, or condition (financial or otherwise) of the Company. GenRad shall have received a certificate signed on behalf of the Company by its President to the foregoing effect.

         (i) Filings and Consents. On the Closing Date, all filings, other than the Certificate of Merger and the Articles of Merger, required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, governmental authorities and other persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be. GenRad shall have received a certificate signed on behalf of the Company by its President to the foregoing effect.

         (j) Proceedings and Litigation. On the Closing Date, no action or proceeding shall be threatened, instituted or pending by or before any court or any governmental or other regulatory or administrative body requesting or looking toward an order, judgment or decree which (i) questions the validity of or seeks to restrain or prohibit the consummation of the transactions contemplated hereby; (ii) seeks to compel GenRad to hold separate all or a material portion of the Company's business or assets as a result of the transactions contemplated hereby; (iii) in the reasonable judgment of GenRad, would have a material adverse effect on GenRad; or (iv) in the reasonable judgment of GenRad, would have a material adverse effect on the business or financial condition of the Company or the Surviving Corporation.

         (k) Proceedings Satisfactory to Counsel. All proceedings taken by the Company and all instruments executed and delivered by the Company in connection with the Merger at or prior to the Closing Date shall be reasonably satisfactory in form and substance to counsel for GenRad.

         (l) Non-Competition, Assignment and Non-Disclosure Agreements. There shall have been delivered to GenRad Non-Competition, Assignment and Non-Disclosure Agreements substantially in the form attached hereto as Exhibit 6.2(l)(i) executed by Frank B. Wingate and William E. Massaker. Additionally, there shall have been delivered to GenRad Assignment and Non-Disclosure Agreements substantially in the form attached hereto as Exhibit 6.2(l)(ii) executed by William E. Gaines and Heritage Investment Limited Partnership.

         (m) Stockholder Letters. There shall have been delivered to GenRad agreements substantially in the form of Exhibit 6.2(m) hereto executed by each of the Stockholders.

         (n) Pooling of Interests. GenRad shall have received a letter from Price Waterhouse, LLP addressed to GenRad, satisfactory to it, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

         (o) Regulation D Safe Harbor. GenRad shall have received evidence reasonably satisfactory to it that the issuance and exchange of GenRad securities for those of the Company pursuant to the terms of this Agreement are exempt from all federal and state registration requirements pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended (the "1933 Act"), and similar exemptions under applicable state blue sky laws.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. The representations and warranties of GenRad set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date and except to the extent qualified by materiality, in which event such representations and warranties shall be true and correct). The Company shall have received a certificate signed on behalf of GenRad by an executive officer of GenRad to the foregoing effect.

         (b) Performance of Obligations of GenRad. GenRad shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of GenRad by an executive officer of GenRad to such effect.

         (c) Opinion Letter of Counsel for GenRad. The Company shall have received an opinion letter of Nutter, McClennen & Fish, LLP, counsel for GenRad, dated the Closing Date, substantially in the form set forth in Exhibit 6.3(c) attached hereto.

         (d) Registration Rights Agreement. GenRad shall have entered into a Registration Rights Agreement in the form of Exhibit 6.3(d) hereto in favor of the Stockholders with respect to the GenRad common stock to be issued to them hereunder, which agreement shall become effective as of the Effective Time.

         (e) Employment Agreement. GenRad shall have entered into the Employment Agreement with Frank Wingate.

         (f) Absence of Changes or Events Having a Material Adverse Effect. On the Closing Date, there shall have been no changes in the operations, earnings, assets, properties, business or condition of GenRad since the filing of GenRad's most recent Form 10-K filed under the 1934 Act which have resulted in a material adverse effect on GenRad. The Company shall have received a certificate signed on behalf of GenRad by an executive officer of GenRad to the foregoing effect.

         (g) Filings and Consents. On the Closing Date, all filings, other than the two separate Articles of Merger, required to be made prior to the Effective Time by GenRad with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by GenRad from, governmental authorities and other persons in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained, as the case may be. The Company shall have received a certificate signed on behalf of GenRad by an executive officer of GenRad to the foregoing effect.

         (h) Proceedings and Litigation. On the Closing Date, no action or proceeding shall be threatened, instituted or pending by or before any court or any governmental or other regulatory or administrative body requesting or looking toward an order, judgment or decree which (i) questions the validity of or seeks to restrain or prohibit the consummation of the transactions contemplated hereby; (ii) in the reasonable judgment of the Company, would have a material adverse effect on the business or financial condition of the Company or the Surviving Corporation.

         (i) Proceedings Satisfactory to Counsel. All proceedings taken by GenRad and all instruments executed and delivered by GenRad in connection with the Merger at or prior to the Closing Date shall be reasonably satisfactory in form and substance to counsel for the Company.

         (j) Pooling of Interests. GenRad shall have received a letter from Price Waterhouse, LLP addressed to GenRad, satisfactory to it, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16.

                                   ARTICLE VII

                                   TERMINATION

     7.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders and/or directors of the Constituent Corporations by the mutual consent of the Company and GenRad.

     7.2. Termination by Either the Company or GenRad. This Agreement may be terminated and the Merger abandoned by either the Company or GenRad at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders and/or directors of the Constituent Corporations if: (a) the Merger shall not have become effective by April 10, 1998, or such later date as shall have been approved by the Boards of Directors of the Company and GenRad (the "Termination Date"); (b) a final and nonappealable Order shall be in effect; or (c) any statute, rule or regulation shall have been enacted or promulgated by any government or governmental agency which makes consummation of the Merger illegal.

     7.3. Termination by GenRad. This Agreement may be terminated by GenRad, and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders and/or directors of the Constituent Corporations, if: (a) any of the representations or warranties made by the Company in this Agreement shall not be correct or accurate in all material respects at and as of the time the Closing is scheduled to take place hereunder with the same effect as if made at such time; or (b) the Company shall have failed to comply with or perform any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by the Company at or prior to the Closing in any material respect.

     7.4. Termination by the Company. This Agreement may be terminated by the Company, and the Merger abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders and/or directors of the Constituent Corporations, if (a) any of the representations and warranties made by GenRad in this Agreement shall not be correct or accurate in all material respects at and as of the time the Closing is scheduled to take place hereunder with the same effect as if made at such time; or (b) GenRad shall have failed to comply with or perform any of the covenants, conditions or agreements contained in this Agreement to be complied with or performed by GenRad prior to the Closing in any material respect.

     7.5. Notice of Termination. In the event of any termination pursuant to this Article VII (other than pursuant to Section 7.1 hereof), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party hereto.

     7.6. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, except as provided herein, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement. Notwithstanding the foregoing, nothing herein will relieve any party from liability for any breach of this Agreement and, in the event of termination of this Agreement due to the failure of any party to consummate the Merger for any reason other than the failure of any condition to closing specified in
Article VI, the defaulting party shall reimburse the non-defaulting party for all of its expenses incident to preparing for and entering into this Agreement, including, without limitation, legal and accounting fees and expenses.

                                  ARTICLE VIII

                         CERTAIN RIGHTS AND LIMITATIONS
                           REGARDING THE MERGER STOCK

     8.1. Restrictions on Sale or Transfer of Shares; Legend. The offering of GenRad common stock to be issued hereunder will not have been registered under the 1933 Act or the blue sky laws of any state by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act and of such state laws. Such shares may not be sold, transferred, or otherwise disposed of without registration of such transaction under the 1933 Act and such state laws or an exemption therefrom and an opinion of counsel to such effect and satisfactory to GenRad shall have been delivered to GenRad. The certificates representing the GenRad common stock shall contain the following legend:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND

     APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE CORPORATION SHALL HAVE RECEIVED EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO THE CORPORATION (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION)."

                                   ARTICLE IX

                    INDEMNIFICATION; RIGHTS TO ESCROW SHARES

     9.1. Definitions. For the purposes of this Article IX:

         (a) "Damages" shall mean claims, damages, losses, liabilities, deficiencies, assessments, penalties, taxes, judgments, settlements and expenses, including, without limitation, all reasonable fees and disbursements of counsel incident to the investigation or defense of any claim or proceeding or threatened claim or proceeding, of accountants and of expert witnesses and costs and expenses of litigation or arbitration.

         (b) "Escrow Shares" shall mean those shares representing the Contingent Merger Consideration deposited in escrow pursuant to the terms of the Escrow Agreement.

         (c) "Escrow Value" shall mean the value of the Escrow Shares, as determined by multiplying the number of such Escrow Shares by the Average Closing Price.

         (d) "Indemnification Claim" shall mean a written claim for indemnification hereunder, including with respect to Third Party Claims.

         (e) "Indemnitees" shall mean GenRad and its agents, representatives, employees, officers, directors, stockholders and affiliates.

         (f) "Indemnitors" shall mean the Stockholders.

         (g) "Indemnitor Representative" shall mean Frank B. Wingate or such other person appointed as set forth in Section 9.10(b).

         (h) "Tax Claim" shall mean any payment made by GenRad to any U.S. state taxing authority on account of sales, use, excise or income taxes owed by the Company or its customers in connection with sales (or licenses) of products and/or services by the Company to such customers at any time prior to the Effective Time and, with respect to continued sales to such customers by GenRad following the Closing Date of products or services formerly sold to such customers by the Company, for an additional period of 60 days following the Effective Date.

         (i) "Third Party Claim" shall mean any action, claim, proceeding or audit that is instituted against one or more Indemnitees which, if prosecuted successfully, would result in Damages for which one or more Indemnitees is entitled to indemnification hereunder and shall include, without limitation, those Specified Third Party Claims (as hereinafter defined) made pursuant to
Section 9.2(c)(i)-(iv).

     9.2. Agreement of the Indemnitors to Indemnify. Subject to the terms and conditions of this Agreement, the Indemnitors agree to indemnify, defend and hold harmless the Indemnitees from, against, for and in respect of any and all Damages paid, suffered or incurred by the Indemnitees, or any of them, and resulting from, based upon, or arising out of:

         (a) any inaccuracy in or breach of any representations or warranties of the Company and the Stockholders contained in or made pursuant to this Agreement;

         (b) a breach of or failure to perform any covenant or agreement of the Company and/or the Stockholders made in this Agreement;

         (c) any Third Party Claims, including, without limitation any of the following (hereinafter referred to as the "Specified Third Party Claims"):

                   (i) the matter set forth in Section 9.2(c)(i) of the Company Disclosure Schedule;

                   (ii) the matter set forth in Section 9.2(c)(ii) of the Company Disclosure Schedule;

                   (iii) the matter set forth in Section 9.2(c)(iii) of the Company Disclosure Schedule; or

                   (iv) the matter set forth in Section 9.2(c)(iv) of the Company Disclosure Schedule;

         (d) any Tax Claim; and

         (e) any action, claim or proceeding brought by an Indemnitee to seek enforcement of this Section 9.2. as to any of the foregoing, in which such Indemnitee is the prevailing party.

     9.3. Procedures for Indemnification.

         (a) An Indemnification Claim shall be made by an Indemnitee by prompt delivery of a written notice to the Indemnitor Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages and in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim (a "Notice of

Claim"). The date of a Notice of Claim shall mean (i) the second day following date of the postmark on the registered or certified mail containing the Notice of Claim which is received by the Indemnitor Representative, or (ii) if the Notice of Claim is personally delivered, the date of such personal delivery.

         (b) If the Indemnification Claim involves a Tax Claim, the procedures set forth in Section 9.4 hereof shall be observed by the Indemnitee, the Indemnitor Representative and the Indemnitors.

         (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.5 hereof shall be observed by the Indemnitee, the Indemnitor Representative and the Indemnitors.

         (d) If the Indemnification Claim involves a matter other than a Third Party Claim or a Tax Claim, the Indemnitor Representative shall have ten (10) business days from the date of the Notice of Claim to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to so object within such ten (10) business day period shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative, and the Indemnification Claim shall be paid in accordance with
Section 9.12. If an objection is timely interposed by the Indemnitor Representative and the dispute is not resolved by the Indemnitee and the Indemnitor Representative within fifteen (15) business days from the date the Indemnitee receives such objection, such dispute shall be resolved by arbitration as provided in Section 10.9 of this Agreement.

     9.4. Tax Claims. Prior to the settlement of any Tax Claim involving the asserted liability of the Indemnitors under this Article IX, the Indemnitees and the Indemnitor Representative together shall establish parameters for the settlement of such Tax Claim and no settlement of any Tax Claim shall be made without the mutual consent of GenRad and the Indemnitor Representative.

     9.5. Third Party Claims. The rights, obligations and liabilities of an Indemnitee and the Indemnitors with respect to a Third Party Claim shall be subject to the following terms and conditions:

         (a) The Indemnitee seeking indemnification for such Third Party Claim shall give the Indemnitor Representative a Notice of Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor Representative may undertake the defense, compromise and settlement thereof by representatives of their own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to provide a Notice of Claim to the Indemnitor Representative of such Third Party Claim shall not relieve the Indemnitor(s) of any liability that the Indemnitor(s) may have with respect to such claim except to the extent the Indemnitor(s) demonstrates that the defense of such Third Party Claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor Representative shall not be an acknowledgment of the obligation of the Indemnitor(s) to indemnify such Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) business days after receipt of a Notice of Claim from the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 9.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purpose of the procedures set forth herein.

         (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim, or the related action or resolution thereof, involves an issue or matter which could result in a material adverse effect with respect to the business, operations, assets, properties or prospects of an Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under applicable tax laws), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor Representative, and the Damages of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee elects to exercise such right, the Indemnitors shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

         (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article IX shall be made without the prior written consent by or on behalf of the Indemnitor Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlement of $20,000 or less where the Indemnitor Representative has not responded within ten (10) business days of notice of a proposed settlement. If the Indemnitor Representative assumes the defense of such a Third Party Claim, (i) no compromise or settlement thereof may be effected by the Indemnitor Representative without the Indemnitee's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other action that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (C) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (ii) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

         (d) In connection with the defense, compromise or settlement of any Third Party Claim, the Indemnitee and the Indemnitors shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by such Indemnitee or the Indemnitor Representative and, as may reasonably relate to any such Third Party Claim, shall provide access to the counsel, accountants and other representatives of such Indemnitee or Indemnitors during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such Indemnitee or

Indemnitors and will furnish to such Indemnitee or Indemnitors copies of all such documents as may reasonably be requested (certified, if requested).

     9.6. Other Rights and Remedies. The rights of the Indemnitees under this
Article IX are the sole and exclusive rights and remedies of the Indemnitees as to the Indemnitors for the recovery of Damages resulting from, based upon or arising out of this Agreement and the matters set forth herein. Nothing contained in this Article IX shall limit in any way the rights of the parties to the Escrow Agreement thereunder. Nothing contained in this Article IX shall limit in any way the rights of the parties to seek injunctive relief, specific performance or other act decrees.

     9.7. Limitations on Liability.

         (a) Time Limitations on Liability. The obligations of the Indemnitors to indemnify the Indemnitees shall expire on the earlier of 12:00 a.m. on the first anniversary of the Effective Time and the date on which GenRad first releases its audited consolidated financial statements which include the results of operations of the Surviving Corporation (the "Expiration Date"); provided, however, that such obligations with respect to (i) any Tax Claims made pursuant to Section 9.2(d) shall expire as of 12:00 a.m. on the first year anniversary of the Effective Time, and (ii) any Specified Third Party Claims made pursuant to
Section 9.2(c)(i)-(iv) shall expire as of 12:00 a.m. on the eighteen (18) month anniversary of the Effective Time.

         (b) Damage Limitations and Exclusions.

                   (i) Except as to those obligations of the Indemnitors to indemnify the Indemnitees for Damages resulting from, based upon, or arising out of a breach of or inaccuracy in the representations and warranties contained in
Section 4.1(a) and (b) for which the Indemnitors shall be jointly and severally liable, the aggregate indemnity obligations of each Indemnitor under this Agreement shall not exceed such Indemnitor's Pro Rata Share of any such Damages.

                   (ii) The Indemnitors shall have no liability to the Indemnitees with respect to Indemnification Claims not based on willful or fraudulent actions or omissions until the total of all Damages arising under such provisions exceeds $365,960 and then only to the extent the Damages are in excess of that amount; provided, however, that the aggregate amount of Damages for which the Indemnitors shall be liable shall not exceed $36,596,007.55.

                   (iii) As to those Specified Third Party Claims made pursuant to Section 9.2(c)(ii), the aggregate amount of Damages for which the Indemnitors shall be liable shall be equal to $250,000 as liquidated damages and not as a penalty.

                   (iv) As to those Tax Claims made pursuant to Section 9.2(d), the aggregate amount of Damages for which the Indemnitors shall be liable shall not exceed $1,000,000.

                   (v) As to those Indemnification Claims made pursuant to
Section 9.2 as a result of a breach of the covenants set forth under Section 5.17, only the Indemnitor(s) committing such a breach shall have any liability to the Indemnitors and William E. Gaines and Heritage Investment Limited Partnership shall have no liability thereunder.

     9.8. Subrogation. Upon payment in full of any Indemnification Claim by the Indemnitor(s), whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the rights of the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any other person with respect to the subject matter of such Indemnification Claim or Third Party Claim; provided, however, that the Indemnitors shall not bring any action or make any claim against any customer of the Company as of the Closing Date who was also a customer of GenRad during any portion of the six-month period immediately preceding the date of the applicable Notice of Claim.

     9.9. Cooperation. The Company, the Indemnitors and the Indemnitees shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense, management employees of such person as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as a witness in any action relating to such claim provided, however, that the foregoing right to cooperation shall not be exercisable by one party in such a manner as to interfere unreasonably with the normal operations and business of another party.

     9.10. Appointment of Indemnitor Representative; Acceptance; Effectiveness.

         (a) By executing this Agreement, each Indemnitor irrevocably constitutes and appoints Frank A. Wingate as each Indemnitor's attorney-in-fact and agent, with full power of substitution, to execute and deliver the Escrow Agreement on behalf of each Indemnitor and to act for and on behalf of such Indemnitor with respect to any Indemnification Claim or other matter arising under this Agreement or the Escrow Agreement. Each Indemnitor acknowledges and agrees that the appointment of the Indemnitor Representative for such Indemnitor is coupled with an interest and may not be revoked, and shall survive the mental incompetency of such Indemnitor.

         The Indemnitor Representative (i) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each Indemnitor in accordance with the terms of this Agreement and the Escrow Agreement, and
(ii) agrees to perform his obligations hereunder and under the Escrow Agreement. Each Indemnitor fully and completely, without restrictions, agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Indemnitor Representative under this Agreement and the Escrow Agreement, and authorizes the Indemnitor Representative to (i) dispute or refrain from disputing any Indemnification Claim made by an Indemnitee under Article IX of this Agreement or under the Escrow Agreement,
(ii) negotiate and compromise any dispute which may arise under Article IX of this Agreement or under the Escrow Agreement,

(iii) exercise or refrain from exercising any remedies available to the parties under Article IX of this Agreement or under the Escrow Agreement, (iv) sign any releases or other documents with respect to any such dispute or remedy, (v) waive any condition contained in Article IX of this Agreement or under the Escrow Agreement, and (vi) give such instructions and to do such things and refrain from doing such other things as the Indemnitor Representative, in his sole discretion, deems necessary or appropriate to carry out the provisions of
Article IX of this Agreement or under the Escrow Agreement.

         (b) The Indemnitor Representative may resign as such by delivering written notice to such effect at least thirty (30) days prior to the effective date of such resignation to each Indemnitor and the Indemnitee. In the event of such resignation or the termination, death or mental incompetency of a Indemnitor Representative, a successor to such person as a Indemnitor Representative shall be appointed by a majority vote of the Shares previously held by the Indemnitors. After the appointment of a person as successor Indemnitor Representative, all references herein to the Indemnitor Representative shall be deemed to include such successor.

         (c) No Person serving as a Indemnitor Representative shall have any liability to the Indemnitors for any actions or omissions taken or suffered in good faith in his capacity as a Indemnitor Representative.

     9.11. Contribution by Indemnitors. In the event any Indemnitor elects to make a payment to any Indemnitee of any amount pursuant to Article IX in excess of his or its Pro Rata Share of such amount, each other Indemnitor shall contribute, pay and reimburse such Indemnitor a proportionate part of such excess, with such proportion being determined based on the ratio of the aggregate number of Shares sold by such Indemnitor to GenRad to the aggregate number of Shares sold to GenRad by the Indemnitors other than the Indemnitor making such election.

     9.12. Payment of Damages; Escrow Account.

         (a) At the Effective Time, GenRad shall deposit the Escrow Shares in escrow pursuant to the terms of the Escrow Agreement.

         (b) The Escrow Shares deposited with the Escrow Agent as set forth in
Section 9.12(a) shall be reserved for distribution as follows: (i) a number of Escrow Shares having an Escrow Value equal to $1,000,000 (33,826.63 Escrow Shares) shall be reserved to satisfy Tax Claims; (ii) a number of Escrow Shares having an Escrow Value equal to $200,000 (6,765.32 Escrow Shares) shall be reserved to satisfy those Specified Third Party Claims made pursuant to Section 9.2(c)(i); (iii) a number of Escrow Shares having an Escrow Value equal to $250,000 (8,456.65 Escrow Shares) shall be reserved to satisfy those Specified Third Party Claims made pursuant to Section 9.2(c)(ii); (iv) a number of Escrow Shares having an Escrow Value equal to $100,000 (3,382.66 Escrow Shares) shall be reserved to satisfy those Specified Third Party Claims made pursuant to
Section 9.2(c)(iii); and (v) a number of Escrow Shares having an Escrow Value equal to $400,000 (approximately 13,530.65 Escrow Shares) shall be reserved to satisfy those Specified Third Party Claims made pursuant to Section 9.2(c)(iv). The remaining

Escrow Shares (91,656.09 Escrow Shares) (the "Generally Reserved Escrow Shares") shall be reserved to satisfy any and all other Indemnification Claims made under this Article IX.

         (c) Upon the determination of the amount of an Indemnification Claim under Section 9.2, whether by agreement of the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, a number of Escrow Shares with an Escrow Value equal to the amount of such Indemnification Claim shall be delivered to the Indemnitee within five (5) business days of the date of such determination (the "Determination Date").

         (d) To the extent the amount of an Indemnification Claim under Section
9.2 exceeds the Escrow Value of the remaining Escrow Shares reserved as set forth in Section 9.12(b), the Indemnitors shall pay the excess to the Indemnitee by the aforesaid date in accordance with the terms and subject to the limitations set forth in this Article IX.

     9.13. Release of Escrow Shares.

         (a) As of the Expiration Date, the Generally Reserved Escrow Shares shall be distributed to the Stockholders in accordance with the Escrow Agreement; provided that, if, on such date, there exists any Indemnification Claim which was asserted by the Indemnitee prior to such date, but which is not then finally resolved and discharged, a number of Generally Reserved Escrow Shares having an Escrow Value equal to the reasonable estimate of the amount of Damages asserted by such Indemnification Claim shall remain in escrow pending resolution thereof; provided, however, that if such Indemnification Claim arises by reason of a breach of the covenants set forth under Section 5.17, the Escrow Shares remaining in Escrow shall be drawn solely from the Escrow Shares attributable to the Indemnitor(s) committing such breach.

         (b) As of the six (6) month anniversary of the Effective Time, the Indemnitees and the Indemnitor Representative shall review the status of any Tax Claim which is not then finally resolved and discharged. Upon the conclusion of said review, that portion of the Escrow Shares which remain reserved under
Section 9.12(b)(i) having an Escrow Value in excess of GenRad's reasonable estimate of the amount of Damages resulting from or arising out of such Tax Claims shall be distributed to the Stockholders. As of the first year anniversary of the Effective Time, all of the Escrow Shares remaining reserved under 9.11(b)(i) to satisfy Tax Claims shall be distributed to the Stockholders in accordance with the Escrow Agreement.

         (c) As of the eighteen (18) month anniversary of the Effective Time, the Escrow Shares reserved under Section 9.12(b)(ii)-(v) to satisfy Specified Third Party Claims shall be distributed to the Stockholders in accordance with the Escrow Agreement; provided that, if, on such date, there exists any such Specified Third Party Claim which was asserted by the Indemnitee prior to such date, but which is not then finally resolved and discharged, a number of Escrow Shares reserved under Section 9.12(b)(ii)-(v) to satisfy Specified Third Party Claims having an Escrow Value equal to the reasonable estimate of the amount of Damages asserted by such Specified Third Party Claim shall remain in escrow pending resolution thereof.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1. Cooperation. The parties agree that each of them will fully cooperate with the other and with the others' counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party agrees that it will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible, and each party agrees that it will not undertake any course of action inconsistent with this Agreement or which would make any representations, warranties or agreements made by it in this Agreement untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing Date.

     10.2. Payment of Expenses. Whether or not the Merger shall be consummated, except as otherwise provided under Section 7.6 hereof, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

     10.3. Survival. The representations, warranties and agreements of the parties contained in Article III (but only to the extent that such provision expressly relate to actions to be taken after the Effective Time), Article VIII,
Article IX, Article X and Sections 1.4 and 4.1 shall survive the consummation of the Merger. The representations, warranties and agreements of the parties contained in Section 4.2 shall survive the consummation of the Merger but shall expire on Expiration Date. The agreements of the parties contained in Sections 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.17, 7.6, 10.1, 10.2, 10.3, 10.8, 10.9, 10.10,
10.11, 10.12, 10.13, and 10.14 shall survive the termination of this Agreement. All other representations, warranties, agreements and covenants in this Agreement shall be deemed to be conditions of the Merger, as provided herein and shall not survive consummation of the Merger.

     10.4. Modification or Amendment. At any time (before or after approval hereof by the stockholders of the Constituent Corporations) prior to the Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective Boards of Directors, provided such modification or amendment does not reduce the total consideration to be paid in the Merger. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     10.5. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.6. Certification of Stockholder Approval. Promptly following the Stockholders' approval of the Merger pursuant to Section 5.1 hereof, but in any event no later than 10:00 a.m. on April 6, 1998, the Company shall deliver to GenRad a certificate signed on behalf of the Company by its President verifying
(i) that the Company had not received any written objections to the Merger before the taking of the vote to approve the Merger and (ii) that the Stockholders had voted unanimously to approve the Merger.

     10.7. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its conflicts of laws principles.

     10.9. Arbitration; Judicial Proceedings. All Indemnification Claims arising under Article IX, and any other action, claim, proceeding or dispute between or among any of the parties hereto arising out of this Agreement or any other agreement executed in connection with this Agreement (other than actions seeking injunctions, specific relief or other act decrees) shall be resolved by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any and all arbitration proceedings shall be conducted in Boston, Massachusetts. The arbitration shall be by a single arbitrator jointly selected by GenRad and the Indemnitor Representative. If GenRad and the Indemnitor Representative are unable within fifteen (15) days of the initial request for arbitration to mutually agree upon an arbitrator, then such arbitrator will be designated according to the rules of the arbitration organization conducting the proceedings. The award or judgment of such arbitration shall be final and binding on the parties hereto and shall be enforceable, if necessary, through entry in any court of competent jurisdiction; provided, however, that the arbitrators shall have no authority to award punitive damages against any party.

     10.10. Jurisdiction. Each of the parties hereto hereby irrevocably submits to the personal jurisdiction of the state courts of the Commonwealth of Massachusetts and to the personal jurisdiction of the United States District Court for the District of Massachusetts, and all courts from which an appeal may be taken, solely for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement, and hereby waives to the extent not prohibited by law, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that such Indemnifying Party is not subject personally to the jurisdiction of the above-named courts for such proceedings.

     10.11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, with a copy contemporaneously telecopied, to:


   Company:          Industrial Computer Corporation
                     5871 Glenridge Drive, Suite 300
                     Atlanta, GA  30328
                     Telecopy: (404) 250-0602

                                      -41-


      Copy to:       Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                     Renaissance Plaza, Suite 2000
                     230 North Elm Street
                     Greensboro, NC  27401
                     Attention:  Robert A. Singer, Esq.
                     Telecopy: (336) 378-1001

      GenRad:        GenRad, Inc.
                     7 Technology Park Drive
                     Westford, MA 01886-0033
                     Attention: Sarah H. Lucas
                     Chief Strategic Officer
                     Telecopy: (978) 589-7700

      Copy to:       Nutter, McClennen & Fish, LLP
                     One International Place
                     Boston, MA 02110-2699
                     Attention: Arthur R. Hofmann, Jr., Esq.
                     Telecopy: (617) 973-9748

      Stockholders:  Frank B. Wingate
                     Industrial Computer Corporation
                     5871 Glenridge Drive, Suite 300
                     Atlanta, GA  30328
                     Telecopy: (404) 250-0602

      Copy to:       Wagner, Johnston & Rosenthal, P.C.
                     Tower Place, Suite 1200
                     3340 Peachtree Road, N.E.
                     Atlanta, GA  30326-1044
                     Attention: Michael Rosenthal, Esq.
                     Telecopy:  (404) 261-6779

                     William E. Massaker
                     6210 Deerwood Trail
                     Alpharetta, GA  30202

                     William E. Gaines
                     Industrial Computer Corporation
                     5871 Glenridge Drive, Suite 300
                     Atlanta, GA  30328
                     Telecopy: (404) 250-0602

                                      -42-


                     Heritage Investment Limited Partnership
                     c/o Nexgen Capital Corporation
                     507 West Innes Street, Suite 280
                     Salisbury, NC  28144
                     Telecopy: (704) 633-0608

      Copy to:       Brooks, Pierce, McLendon, Humphrey &
                     Leonard, L.L.P.
                     Renaissance Plaza, Suite 2000
                     230 North Elm Street
                     Greensboro, NC  27401
                     Attention:  Robert A. Singer, Esq.
                     Telecopy:  (336) 378-1001


or following the Effective Date to the address for such Stockholder set forth on the books of GenRad.

     10.12. Entire Agreement. This Agreement (a) constitutes the entire agreement, and supersedes the Memorandum of Understanding executed February 6, 1998 between GenRad and the Company and all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof, (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder and (c) shall not be assignable by operation of law or otherwise.

     10.13. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     10.14. Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

     WITNESS the execution hereof as an instrument under seal as of the date first above written.



                                    INDUSTRIAL COMPUTER CORPORATION


                                    By /s/ Frank B. Wingate
                                       -----------------------------------------
                                       Its President

                                    /s/ Frank B. Wingate
                                    --------------------------------------------
                                    Frank B. Wingate


                                    /s/ William E. Massaker
                                    --------------------------------------------
                                    William E. Massaker


                                    /s/ William E. Gaines
                                    --------------------------------------------
                                    William E. Gaines


                                    HERITAGE INVESTMENT LIMITED
                                    PARTNERSHIP

                                    By: NEXGEN CAPITAL CORPORATION
                                    Its: General Partner

                                    By: /s/ Mike J. Smith III
                                    --------------------------------------------
                                    Its: Sec./Treas.



                                    GENRAD, INC.


                                    By /s/ James F. Lyons
                                    --------------------------------------------
                                    James F. Lyons, President


                                    By /s/ Walter A. Shephard
                                       -----------------------------------------
                                    Walter A. Shephard, Treasurer